Exhibit 107

Form S-8

Greenfire Resources Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee Rate(2)	Amount of Registration Fee
Equity	Performance Warrant (3)	457(c) and 457(i)	3,617,016	—		—	—	—
Equity	Common Shares issuable upon exercise of Performance Warrants	457(i)	3,617,016	$8.23	(4)	$29,768,041.70	0.00014760	$4,393.76
Equity	Common Shares(5)	457(c) and 457(h)	3,247,235	$5.35	(6)	$17,372,707.20	0.00014760	$2,564.21
Total Offering Amounts						$47,140,748.90		$6,957.97
Total Fee Offsets								-
Net Fee Due								$6,957.97

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Determined in accordance with Section 6(b) of the Securities Act, at a rate equal to $147.60 per $1.0 million of the proposed maximum aggregate offering price.
(3)	Represents 3,617,016 warrants (“Performance Warrants”) to purchase Common Shares issued to current and former employees of the Registrant and its affiliates pursuant to the Registrant’s Performance Warrant Plan, at exercise prices ranging from CAD$2.14 to CAD$11.08.
(4)	In accordance with Rule 457(i), represents the highest exercise price of all outstanding Performance Warrants, converted from Canadian dollars at an exchange rate, as of February 8, 2024, of US$1.00:CAD$1.35.
(5)	Represents 3,247,235 Common Shares available for issuance under the Company Incentive Plan.
(6)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on February 8, 2024.